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                     August 2, 2022

       Thane Ritchie
       Chairman of the Board
       Aries I Acquisition Corp.
       23 Lime Tree Bay, P.O. Box 1569
       Grand Cayman, Cayman Islands, KY-1110

                                                        Re: Aries I Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 20, 2022
                                                            File No. 001-40421

       Dear Mr. Ritchie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David A. Sakowitz